EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Dan Evans	Helen Chung
Clearwire	Clearwire
425-216-4879	425-216-4551
dan.evans@clearwire.com	helen.chung@clearwire.com
CLEARWIRE REPORTS THIRD QUARTER 2007 RESULTS
Clearwire Adds 49,000 Net New Subscribers to End the Third Quarter 2007 with 348,000 Subscribers, up from 162,000 at the End of Third Quarter 2006. Service Revenue Increases over 117% Relative to Same Quarter in the Prior Year
20 Markets are Now Market EBITDA Positive, up from 14 in Second Quarter 2007, with Market EBITDA for the Initial Markets Increasing by More Than 100%
Pops Covered by Clearwire’s Wireless Broadband Network Increase by 28% During Quarter with High-Speed Internet Service Launched in Five New Markets, Covering An Additional 3.2 Million People
KIRKLAND, Wash. — November 9, 2007 — Clearwire Corporation (NASDAQ: CLWR), a leading provider of wireless high-speed Internet service, today reported financial and operating results for the third quarter 2007.
Clearwire reported approximately 49,000 net subscriber additions for the quarter ended September 30, 2007. The increase brings the total subscriber base to approximately 348,000, a 115 percent increase over the end of the third quarter of 2006, and a 16 percent increase over the second quarter 2007. Churn for the quarter was 2.3 percent, consistent with the seasonal trends historically experienced by the Company, but an improvement over the churn rate in the same quarter last year. Clearwire ended the third quarter with approximately 14.8 million people covered by its network in 48 domestic and international markets, compared with 34 markets and 6.6 million people covered by Clearwire’s network at the end of the third quarter of 2006. During the quarter, Clearwire launched five new markets including Corpus Christi, Texas; Syracuse, N.Y.; Dayton, Ohio; Nashville, Tenn.; and Seville, Spain, increasing its network coverage by approximately 3.2 million people over the second quarter of 2007.
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On a consolidated basis, Clearwire’s third-quarter service revenue more than doubled to $41.3 million from $19.0 million in the same quarter of 2006. The robust growth in revenue was driven by the continued expansion of its subscriber base. Growth of its residential voice service, now available in 37 markets, drove an increase in Average Revenue per User, or ARPU, for the quarter over the same quarter in the prior year. Clearwire’s gross margin related to service revenue for the quarter was $12.0 million compared to $5.6 million in the same quarter in 2006. Gross margin percent was flat year over year due to the substantial growth in covered POPs during the third quarter and anticipated launches in the fourth quarter.
Clearwire reported an Adjusted EBITDA loss of $84.1 million in the third quarter of 2007 compared with an Adjusted EBITDA loss of $23.3 million in the third quarter of 2006. The expanding losses were driven primarily by Clearwire’s ongoing investment in the construction and deployment of wireless networks in new markets, associated market launch costs and increased total subscriber acquisition costs related to the additional markets.
The Net Loss for the quarter increased significantly primarily due to a one-time $159.2 million charge related to the refinancing of the Company’s senior debt during the quarter. The original $620.7 million in senior notes was recorded initially at a discount to face value due to the significant value ascribed to the warrants attached to the notes. At the time the notes were refinanced with the $1.0 billion credit facility, the remaining discount was recognized as a loss on extinguishment of debt. The Net Loss was further widened by $14.2 million in realized investment losses due to other-than-temporary impairments in Clearwire’s investment portfolio due primarily to exposure in auction rate securities.
Consolidated service revenue for the nine months ended September 30, 2007, was $106.1 million, an increase of 142 percent from $43.9 million in the same period last year. The robust market expansion and resulting growth of Clearwire’s customer base year over year contributed to the increase in revenue. Consolidated service gross margin for the nine-month period was $36.7 million, or 35 percent, up from $9.9 million, or 23 percent, for the same period in 2006. The Adjusted EBITDA loss for the same period was $205.9 million compared to $102.2 million for the nine months ended September 30, 2006, driven primarily by the substantial increase in the market start-up costs and costs of acquiring new customers as the company entered 14 new markets year over year.
“Our business continues to deliver results that are both consistent with our plan and that are firsts in our industry. We delivered five new market launches and expanded our existing footprint to cover an additional 3.2 million people. We turned six more markets EBITDA positive, bringing 80 percent of our markets to cash flow positive status at the market level. And we hit our stride with the sale of our VoIP services, and the recent launch of our True Broadband ™ pc card — all while adding approximately 49,000 new subscribers, reducing churn from the prior year and increasing ARPU. ” said Ben Wolff, Clearwire’s chief executive officer.
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Clearwire Corporation
Summary of Income Statement Data (unaudited)
In thousands, unless otherwise noted

	Three Months Ended September 30th				Nine Months Ended September 30th
	2007		2006		2007		2006
REVENUE
Service	$41,297		$18,962		$106,056		$43,855
Equipment	—		7,937		—		32,583

Total Revenue	41,297		26,899		106,056		76,438

Cost of Service	29,268		13,387		69,316		33,999
Cost of Equipment	—		5,316		—		19,674

Gross Margin	12,029		8,196		36,740		22,765
Gross Margin %	29%		30%		35%		30%

Selling, General and Administrative	103,424		52,166		259,456		142,532
Research and Development	194		2,603		1,217		8,470
Spectrum Lease Expense	28,278		6,661		56,543		14,649
Gain on sale of NextNet	—		(19,793)		—		(19,793)

EBITDA Loss	(119,867)		(33,441)		(280,476)		(123,093)

Adjustment for Non-Cash Items	35,733		10,182		74,601		20,886

Adjusted EBITDA Loss	$(84,134)		$(23,259)		$(205,875)		$(102,207)

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Net Subscriber Additions	49	k	33	k	141	k	100	k
Total Subscribers	348	k	162	k	348	k	162	k
ARPU	$37.41		$35.46		$37.13		$34.35
Churn	2.3%		2.4%		2.0%		1.9%
CPGA	$462		$426		$426		$408
Capital Expenditures	$114.6	MM	$45.7	MM	$279.2	MM	$129.0	MM
Covered POPS	14.8	MM	6.6	MM	14.8	MM	6.6	MM
Cash & Short Term Investments	$1,017	MM	$1,251	MM	$1,017	MM	$1,251	MM
For a definition and reconciliation of non-GAAP financial measures, including Adjusted EBITDA, ARPU, Churn, CPGA, EBITDA and Market EBITDA, please refer to the section titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” at the end of this release.
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Eighty Percent of Clearwire’s Initial 25 U.S. Operating Markets are Market EBITDA Positive.
Market EBITDA Margin Doubles over Second Quarter 2007
Clearwire’s initial 25 U.S. markets, or Initial Markets, all of which commenced operations prior to 2006, increased revenue by 75 percent to $22.7 million in the quarter, compared to $13.0 million in the same period in 2006. Gross margin for the period was 74 percent of revenue up from 65 percent in the third quarter 2006. In the third quarter, 20 of the Initial Markets were Market EBITDA positive, up from one market in the third quarter of 2006 and 14 markets in the second quarter 2007. The Initial Markets generated a Market EBITDA margin for the quarter of 10 percent compared with a negative 42 percent in the same quarter last year.
For the nine-month period ended September 30, 2007, service revenue in the Initial Markets increased 106 percent to $62.0 million from $30.1 million in the same period in 2006. In addition gross margin in the Initial Markets for the nine months was 74 percent, up from a gross margin of 62 percent for the same nine-month period in 2006. Clearwire believes its consistent focus on driving economies of scale and cost containment helped to drive positive Market EBITDA of $2.7 million for the nine month period in 2007 compared to a loss of $22.4 million in the first nine months of 2006.
“The Initial Markets continue to deliver excellent operating and financial results that underscore the long-term potential of our business. We believe that our Initial Markets clearly demonstrate the scaling opportunities in our business as almost $0.75 of each dollar of incremental revenue over the second quarter 2007 dropped to the Market EBITDA line of the income statement,” Wolff added.
Initial Markets Performance
Summary of Income Statement Data (unaudited)
In thousands, unless otherwise noted

	Three Months Ended September 30th		Nine Months Ended September 30th
	2007	2006	2007	2006
Total Revenue	$22,728	$12,978	$62,039	$30,136

Gross Margin	$16,855	$8,486	$45,998	$18,541
Gross Margin %	74%	65%	74%	62%

Market EBITDA	$2,217	$(5,439)	$2,723	$(22,429)
EBITDA %	10%	-42%	4%	-74%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Total Subscribers	206k	130k	206k	130k
ARPU	$37.64	$35.86	$37.33	$34.67
Churn	2.2%	2.1%	1.9%	1.8%
CPGA	$391	$417	$367	$404
Covered POPS	4.3MM	4.0MM	4.3MM	4.0MM
Number of EBITDA positive markets	20	1	20	1
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Strategic Initiatives
Clearwire and Sprint Nextel continue their discussions regarding how best to collaborate for the deployment of a nationwide mobile WiMAX network. Over the course of the parties’ discussions, Clearwire and Sprint concluded that the joint build transaction originally contemplated by the previously announced letter of intent was likely to introduce a level of additional complexity to each party’s business that would be inconsistent with each company’s focus on simplicity and the customer experience. Consequently, the parties have agreed to terminate their obligations under the letter of intent, although discussions continue regarding the best means to accomplish the benefits that were expected under the letter of intent. Notwithstanding the ongoing discussions, there can be no assurance that a transaction or agreement between Clearwire and Sprint Nextel will be concluded.
Financing
Clearwire continues to tap the capital markets opportunistically. As previously announced, the company successfully completed a $250.0 million addition to its $1.0 billion senior secured credit facility on identical financial terms despite the choppy financial markets. The Company expects to use the additional funds to construct its networks, launch new markets, and to opportunistically acquire additional spectrum.
Management Webcast
Clearwire’s senior leadership team will discuss the company’s third-quarter performance during a conference call on Friday, November 9, 2007, at 11 a.m. Eastern Time (8 a.m. Pacific Time). Interested parties can access the conference call by dialing 866-770-7125 or, outside the United States, 617-213-8066, five minutes prior to the start time. The passcode for the call is 74739728. A replay of the call will be available beginning at approximately 1 p.m. ET on Friday, November 9, until midnight ET on Friday, November 23, 2007, by calling 888-286-8010, or outside the United States, 617-801-6888. The passcode for the replay is 67992723. The conference call will be simultaneously web-cast in the Investor Relations section of the company’s Website: www.clearwire.com.
About Clearwire
Clearwire, founded in October 2003 by telecom pioneer Craig O. McCaw, is a provider of simple, fast, portable and reliable wireless high-speed Internet service. Clearwire customers connect to the Internet using licensed spectrum, thus eliminating the confines of traditional cable or phone lines. Headquartered in Kirkland, Wash., the company launched its first market in August 2004 and now offers service in 16 states across the U.S. as well as in Europe and Mexico. For more information, visit www.clearwire.com.
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Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding: future financial and operating performance and financial condition; development, network launch, and strategic plans and objectives; industry conditions; the strength of its balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	Our business plan will require us to raise substantial additional financing both in the near term and over the next five years or more.

•	We are committed to using commercially reasonable efforts to deploy wireless broadband networks based solely on mobile WiMAX technology once that technology meets certain specified performance criteria, even if there are alternative technologies available in the future that are technologically superior or more cost effective.

•	Our business plan contemplates migration of our current network to a mobile WiMAX network, which is not yet commercially available, and may never be developed to our satisfaction or at all.

•	We currently depend on our commercial partners to develop and deliver the equipment for our existing and planned networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Craig McCaw and Intel Capital collectively control a majority of our combined voting power, and may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in Quarterly Report on Form 10-Q filed on August 9, 2007. Clearwire assumes no obligation to update or supplement such forward-looking statements.
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CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$714,283	$438,030
Short-term investments	303,033	663,644
Restricted cash	13,985	10,727
Restricted investments	—	69,401
Accounts receivable, net of allowance of $1,947 and $753	3,498	2,774
Notes receivable, related party	6,557	4,409
Inventory	3,749	1,398
Prepaids and other assets	34,727	19,219

Total current assets	1,079,832	1,209,602
Property, plant and equipment, net	519,366	302,798
Restricted cash	182	117
Restricted investments	—	16,269
Prepaid spectrum license fees	426,960	241,151
Spectrum licenses and other intangible assets, net	465,579	222,980
Goodwill	33,424	30,908
Investments in equity investees	15,350	14,983
Other assets	30,777	29,565

TOTAL ASSETS	$2,571,470	$2,068,373

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$111,044	$108,216
Deferred rent	16,245	6,986
Deferred revenue	8,801	5,599
Due to affiliate	13	532
Current portion of long-term debt	20,000	1,250

Total current liabilities	156,103	122,583
Long-term debt, net of discount of $0 and $110,007	990,000	644,438
Other long-term liabilities	87,066	42,385

Total liabilities	1,233,169	809,406
MINORITY INTEREST	13,234	1,358
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, par value $0.0001, and additional paid-in capital, 350,000,000 shares authorized; Class A, 135,514,463 and 109,325,236 shares issued and outstanding	2,084,173	1,474,759
Class B, 28,596,685 shares issued and outstanding	234,376	234,376
Common stock and warrants payable	—	166
Deferred compensation	—	(116)
Accumulated other comprehensive income	4,441	6,990
Accumulated deficit	(997,923)	(458,566)

Total stockholders’ equity	1,325,067	1,257,609

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,571,470	$2,068,373

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES:
Service	$41,297	$18,962	$106,056	$43,855
Equipment and other	—	7,937	—	32,583

Total revenues	41,297	26,899	106,056	76,438

OPERATING EXPENSES:
Cost of goods and services (exclusive of items shown separately below):
Cost of service	29,268	13,387	69,316	33,999
Cost of equipment	—	5,316	—	19,674
Selling, general and administrative expense	103,424	52,166	259,456	142,532
Research and development	194	2,603	1,217	8,470
Depreciation and amortization	22,659	9,538	58,558	26,372
Spectrum lease expense	28,278	6,661	56,543	14,649
Gain on sale of NextNet	—	(19,793)	—	(19,793)

Total operating expenses	183,823	69,878	445,090	225,903

OPERATING LOSS	(142,526)	(42,979)	(339,034)	(149,465)

OTHER INCOME (EXPENSE):
Interest income	16,596	6,249	52,006	13,135
Interest expense	(28,813)	(19,312)	(76,542)	(49,741)
Foreign currency translation gains (losses), net	292	(20)	224	(20)
Loss on extinguishment of debt	(159,193)	—	(159,193)	—
Other-than-temporary impairment loss on investments	(14,208)	—	(14,208)	—
Other income (expense), net	453	(821)	2,197	1,426

Total other expense, net	(184,873)	(13,904)	(195,516)	(35,200)

LOSS BEFORE INCOME TAXES, MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(327,399)	(56,883)	(534,550)	(184,665)
Income tax provision	(1,198)	(648)	(3,927)	(1,875)

LOSS BEFORE MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(328,597)	(57,531)	(538,477)	(186,540)
Losses from equity investees, net	(1,034)	(2,042)	(3,841)	(5,757)
Minority interest in net loss (income) of consolidated subsidiaries	994	(190)	2,961	446

NET LOSS	$(328,637)	$(59,763)	$(539,357)	$(191,851)

Net loss per common share, basic and diluted	$(2.01)	$(0.61)	$(3.44)	$(2.30)

Weighted average common shares outstanding, basic and diluted	163,586	97,854	156,940	83,595

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS
(In thousands)
(Unaudited)

	Nine months ended
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(539,357)	$(191,851)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for uncollectible accounts	3,631	614
Depreciation and amortization	58,558	26,372
Amortization of prepaid license fees	16,962	4,301
Amortization of deferred financing costs and accretion of debt discount	19,234	13,044
Deferred income taxes	3,901	1,875
Share-based compensation	28,600	8,366
Minority interest	(2,961)	(446)
Losses from equity investees, net	3,841	5,757
Loss on extinguishment of debt	159,193	—
Other-than-temporary impairment loss on investments	14,208	—
Loss (gain) on other asset disposals	531	(1,885)
Gain on sale of equity investment	(2,213)
Gain on sale of business	—	(19,793)
Changes in assets and liabilities, net of effects from acquisitions:
Prepaid spectrum license fees	(183,776)	(50,510)
Inventory	(2,331)	(1,823)
Accounts receivable	(3,954)	648
Prepaids and other assets	(15,716)	(2,710)
Accounts payable	26,544	(2,584)
Accrued expenses and other liabilities	17,136	31,057
Due to affiliate	(519)	13

Net cash used in operating activities	(398,488)	(179,555)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(279,198)	(129,032)
Payments for acquisitions of spectrum licenses and other	(212,353)	(34,701)
Purchases of short-term investments	(1,144,293)	(655,903)
Sales or maturities of short-term investments	1,478,252	385,389
Purchase of minority interest	(1,173)	—
Investments in equity investees	(5,293)	(2,161)
Issuance of notes receivable, related party	(2,000)	(4,105)
Restricted cash	(3,323)	(735)
Restricted investments	85,670	(33,328)
Business acquisitions, net of cash acquired	(7,067)	(44,806)
Proceeds from sale of equity investment	2,250	47,085
Proceeds from sale of other assets	1,000	—

Net cash used in investing activities	(87,528)	(472,297)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock for IPO and other, net	556,005	1,031,167
Proceeds from issuance of common stock for option and warrant exercises	4,610	—
Proceeds from issuance of debt	1,000,000	495,350
Deferred financing fees	(66,954)	(21,820)
Principal payments on long-term debt	(745,696)	—
Contributions from minority interests	15,000	—

Net cash provided by financing activities	762,965	1,504,697
Effect of foreign currency exchange rates on cash and cash equivalents	(696)	2,231

Net increase in cash and cash equivalents	276,253	855,076
CASH AND CASH EQUIVALENTS:
Beginning of period	438,030	29,188

End of period	$714,283	$884,264

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The company utilizes certain financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (“GAAP”). Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.
(1) EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as consolidated operating loss less depreciation and amortization. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization less non-cash expenses including share-based compensation expense, non-cash tower rent expense and non-cash spectrum lease expense.

(in thousands)	Three Months Ended September 30th		Nine Months Ended September 30th
	2007	2006	2007	2006
Operating Loss	$(142,526)	$(42,979)	$(339,034)	$(149,465)
Depreciation and Amortization	22,659	9,538	58,558	26,372

EBITDA Loss	(119,867)	(33,441)	(280,476)	(123,093)
Non-Cash Items
Share-Based Compensation	10,398	4,388	28,600	8,367
Non-Cash Tower/Office Rent Expense	5,559	1,346	11,245	3,809
Non-Cash Spectrum Lease Expense	19,776	4,448	34,756	8,710

Non-Cash	35,733	10,182	74,601	20,886

Adjusted EBITDA	$(84,134)	$(23,259)	$(205,875)	$(102,207)

In a capital-intensive industry, management believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of the company’s operating performance. We use Adjusted EBITDA as a supplemental performance measure because management believes it facilitates comparisons of the company’s operating performance from period to period and comparisons of the company’s operating performance to that of other companies by backing out potential differences caused by non-cash items such as share-based compensation and non-cash expenses related to long-term leases. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance, management also uses Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.
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(2) ARPU (Average Revenue per User) is service revenue, less legacy businesses revenue (businesses that were acquired through the acquisition of spectrum entities) and CPE (Customer Premise Equipment) revenue divided by the average number of subscribers in the period divided by the number of months in the period.

(in thousands)	Three Months Ended September 30th		Nine Months Ended September 30th
	2007	2006	2007	2006
ARPU
Service Revenue	$41,297	$18,962	$106,056	$43,855
Legacy Business Revenue	(4,433)	(3,273)	(11,370)	(8,301)
CPE Revenue	(687)	(193)	(1,757)	(366)

	36,177	15,496	92,929	35,188

Average Customers	322	146	278	114
Months in Period	3	3	9	9
ARPU	$37.41	$35.46	$37.13	$34.35

Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees affect average revenue per customer, and to assist in forecasting future service revenue. In addition, ARPU provides management with a useful measure to compare our customer revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.
(3) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given month divided by the average number of subscribers in that month. Subscribers that discontinue service in the first 30 days of service for any reason or in the first 90 days of service under certain circumstances are deducted from our gross customer additions and therefore not included in the churn calculation.
Management uses churn to measure retention of our subscribers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. We believe investors use churn primarily as a tool to track changes in our customer retention. Other companies may calculate this measure differently.
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(4) CPGA (Cost per Gross Addition) is selling, general and administrative costs less general and administrative costs divided by gross customer additions in the period.

(in thousands)	Three Months Ended September 30th		Nine Months Ended September 30th
	2007	2006	2007	2006
CPGA
Selling, General and Administrative	$103,424	$52,166	$259,456	$142,532
G&A and Other	(70,830)	(33,686)	(178,182)	(93,598)

Total Selling Expense	32,594	18,480	81,274	48,934

Total Gross Adds	70	43	191	120
Total CPGA	$462	$426	$426	$408

Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new subscribers. Other companies may calculate this measure differently.
(5) Market EBITDA is defined as the EBITDA (see definition (1) EBITDA and Adjusted EBITDA) in the Initial Markets. This calculation does not include an allocation of corporate general and administrative expenses or spectrum lease expense.
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